Exhibit 4.9

SANGOMA TECHNOLOGIES CORPORATION

Management Information Circular

and

Notice of Annual and Special Meeting of Shareholders

To be held on

December 17, 2020

at Sangoma’s office at 100 Renfrew Drive, Suite 100, Markham, ON, L3R 9R6 at 10:30 a.m. (Toronto time)

SANGOMA TECHNOLOGIES CORPORATION

Suite 100

100 Renfrew Drive

Markham, Ontario

L3R 9R6

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Meeting”) of holders (the “Shareholders”) of common shares (the “Common Shares”) of Sangoma Technologies Corporation (the “Corporation”) will be held at Sangoma’s office at 100 Renfrew Drive, Suite 100, Markham, ON, L3R 9R6 on Thursday, December 17, 2020 at the hour of 10:30 a.m. (Toronto time) for the following purposes:

a.	to receive the consolidated audited financial statements of the Corporation for the financial year ended June 30, 2020, and the auditor’s report thereon;

b.	to elect the directors of the Corporation;

c.	to appoint MNP LLP, Chartered Accountants, as auditors of the Corporation for the ensuing year and to authorize the directors of the Corporation to fix their remuneration;

d.	to consider and, if thought advisable, to pass on an ordinary resolution to reaffirm the Corporation’s rolling stock option plan, as described in more detail in the accompanying management information circular;

e.	to consider and, if thought advisable, to pass an ordinary resolution approving an amendment to the Corporation’s rolling stock option plan to permit the grant of stock options to any director of the Corporation, as described in more detail in the accompanying management information circular; and

f.	to transact such other business as may properly be brought before the Meeting or any postponement or adjournment thereof.

Accompanying this Notice of Meeting is a management information circular dated November 12, 2020 and a form of proxy.

A Shareholder wishing to be represented by proxy at the Meeting or any adjournment or postponement thereof must deposit his, her or its duly executed form of proxy in person or by mail with the Corporation’s transfer agent and registrar, Computershare Investor Services Inc. (the “Transfer Agent”) at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 or online at www.investorvote.com or by telephone at 1-866-732-VOTE (8683) (for Shareholders within North America) or 1-312-588-4290 (for Shareholders outside North America), prior to 10:30 a.m. (Toronto time) on December 15, 2020 or any postponement or adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof prior to the time of voting.

Shareholder Guidance as a result of COVID-19:

To proactively deal with the unprecedented public health impact of the novel coronavirus outbreak, also known as COVID-19, and in an effort to mitigate potential risks to the health and safety of our communities, shareholders, employees and stakeholders, and consistent with the latest guidance from public health and government authorities, we are strongly encouraging shareholders and other stakeholders to participate in the Meeting by:

1.	signing, dating and returning the enclosed form of proxy or voting instruction form in the envelope provided for that purpose or voting online, in each case in accordance with instructions above, on the form of proxy or voting instruction form and accompanying management information circular; and

2.	dialing in to the Corporation’s conference line at: 1-800-319-4610 (North American Toll Free) or 1-604-638-5340 (outside of North America) and not to attend in-person. Shareholders will have an equal opportunity to participate at the Meeting through this method regardless of their geographic location or equity ownership and, combined with voting in advance in accordance with the instructions set out in your form of proxy or voting instruction form, will have the votes taken into consideration.

Given the unprecedented circumstances resulting from COVID-19, we will provide further information and instructions by issuing a press release and filing it on www.sedar.com in the event circumstances should require further changes in order to comply with local health authorities in the City of Markham, the Regional Municipality of York and the Province of Ontario.

The Meeting may be accessed via live conference call as follows:

Date and time: Thursday, December 17, 2020 at 10:30 a.m. (Eastern Time)

Dial-in numbers: 1-800-319-4610 (North American Toll Free)

1-604-638-5340 (outside of North America)

Participants should dial in approximately 5 to 10 minutes prior to the scheduled start time.

If you plan to be present personally at the Meeting, you are requested to bring the enclosed form of proxy for identification. However, please be advised that we will adhere to COVID-19 protocols regarding social distancing as of that date in accordance with local health authorities in the City of Markham, the Regional Municipality of York and the Province of Ontario. The record date for the determination of those Shareholders entitled to receive the notice of and vote at the Meeting is 5:00 p.m. (Toronto time) on November 12, 2020.

DATED at Toronto, Ontario this 12th day of November, 2020.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Bill Wignall”
William Wignall
President and Chief Executive Officer

SANGOMA TECHNOLOGIES CORPORATION

MANAGEMENT INFORMATION CIRCULAR

Dated: November 12, 2020

GENERAL PROXY INFORMATION

Solicitation of Proxies

This management information circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Sangoma Technologies Corporation (the “Corporation” or “Sangoma”) for use at the annual and special meeting (the “Meeting”) of holders (the “Shareholders”) of common shares of the Corporation (the “Common Shares”) to be held at the time and place and for the purposes set forth in the attached Notice of Meeting (the “Notice”) or at any adjournment thereof.

The solicitation will be primarily by mail, but proxies may also be solicited personally or by telephone or electronic means by directors, officers or regular employees of the Corporation. None of these individuals will receive extra compensation for such efforts. The cost of solicitation will be borne by the Corporation. The Corporation has distributed, or made available for distribution, copies of the Notice, Circular and form of proxy to clearing agencies, securities dealers, banks and trust companies or their nominees (“Intermediaries”) for distribution to holders of Common Shares (“Non-Registered Shareholders”) whose shares are held by or in custody of such Intermediaries. Such Intermediaries are required to forward such documents to Non-Registered Shareholders. The solicitation of proxies from Non-Registered Shareholders will be carried out by the Intermediaries or by the Corporation if the names and addresses of the Non-Registered Shareholders are provided by the Intermediaries. The Corporation will reimburse reasonable expenses incurred by the Intermediaries in connection with the distribution of these materials.

The information contained in this Circular is given as of November 12, 2020, except where otherwise indicated. No person is authorized to give any information or make any representation other than those contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date of this Circular.

COVID-19

To proactively deal with the unprecedented public health impact of the novel coronavirus outbreak, also known as COVID-19, and in an effort to mitigate potential risks to the health and safety of our communities, shareholders, employees and stakeholders, and consistent with the latest guidance from public health and government authorities, we are strongly encouraging shareholders and other stakeholders to participate in the Meeting by:

1.	signing, dating and returning the enclosed form of proxy or voting instruction form in the envelope provided for that purpose or voting online, in each case in accordance with instructions provided on the form of proxy or voting instruction form and this Circular; and

2.	dialing in to the Corporation’s conference line at: 1-800-319-4610 (North American Toll Free) or 1-604-638-5340 (outside of North America) and not to attend in-person. Shareholders will have an equal opportunity to participate at the Meeting through this method regardless of their geographic location or equity ownership and, combined with voting in advance in accordance with the instructions set out in your form of proxy or voting instruction form, will have the votes taken into consideration.

Participants should dial in approximately 5 to 10 minutes prior to the scheduled start time.

Given the unprecedented circumstances resulting from COVID-19, we will provide further information and instructions by issuing a press release and filing it on www.sedar.com in the event circumstances should require further changes in order to comply with local health authorities in the City of Markham, the Regional Municipality of York and the Province of Ontario.

If you plan to be present personally at the Meeting, you are requested to bring the enclosed form of proxy for identification. However, please be advised that we may be required to adhere to COVID-19 protocols regarding social distancing in accordance with local health authorities in the City of Markham, the Regional Municipality of York and the Province of Ontario.

Appointment of Proxies

A form of proxy is enclosed and, if it is not your intention to be present at the Meeting, you are asked to complete and deliver the enclosed form of proxy.

The persons named in the enclosed form of proxy accompanying this Circular are officers and/or directors of the Corporation. A Shareholder has the right to appoint a person or company (who need not be a Shareholder) to attend and act on behalf of such Shareholder at the Meeting and at any postponement or adjournment thereof other than the persons designated in the enclosed form of proxy. Such right may be exercised by striking out the names of the persons specified in the form of proxy and inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the Corporation’s transfer agent and registrar, Computershare Investor Services Inc. in the manner specified in the Notice which accompanies this Circular or to the Chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof prior to the time of voting. A proxy must be executed by the registered Shareholder or his or her attorney duly authorized in writing or, if the Shareholder is a corporation, by an officer or attorney thereof duly authorized. A Shareholder may vote by proxy by using the paper form of proxy to be returned by mail or facsimile, or via the internet following the instructions accompanying this Circular. It is important to ensure that any other person that is appointed is attending the Meeting and is aware that his or her appointment has been made to vote the Common Shares of the Shareholder. Proxy holders should, at the Meeting, present themselves to a representative of the Transfer Agent.

Non-Registered Shareholders

The information set forth in this section is of significant importance to Non-Registered Shareholders.

Non-Registered Shareholders should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of the Common Shares can be recognized and acted upon at the Meeting. If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in such shareholder’s name on the records of the Corporation. Such shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co., the registration name for CDS Clearing and Depository Services Inc., which company acts as a nominee of many Canadian brokerage firms. Shares held by brokers or their nominees can only be voted for or against resolutions upon the instructions of the Non-Registered Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients.

Applicable securities legislation requires intermediaries/brokers to seek voting instructions from non-registered shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Non-Registered Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often the form of proxy supplied to a Non-Registered Shareholder by its broker is identical to the form of proxy provided by the Corporation to the registered Shareholders. However, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Non-Registered Shareholder. All references to Shareholders in this Circular and the accompanying form of proxy and Notice are to Shareholders of record unless specifically stated otherwise.

These meeting materials are being sent to both registered and non-registered Shareholders. If you are a non-registered owner, and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions or form of proxy delivered to you.

Non-Registered Shareholders should carefully follow the instructions of their intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

Revocation

Proxies given by Shareholders for use at the Meeting may be revoked prior to their use:

a.	by depositing an instrument in writing or transmitting an instrument by telephonic or electronic means executed (in writing or by electronic signature) by the Shareholder or by such Shareholder’s attorney duly authorized in writing or, if the Shareholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing,

i.	to the Corporation’s transfer agent and registrar, Computershare Investor Services Inc. (the “Transfer Agent”) at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 (Attn: Proxy Department), at any time up to and including 10:30 a.m on December 15, 2020, or any postponement or adjournment thereof; or

ii.	with the Chairman of the Meeting on the day of the Meeting, prior to the time of voting, or any postponement or adjournment thereof; or

b.	in any other manner permitted by law.

A Non-Registered Shareholder may revoke a voting instruction form given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form that is not received by the Intermediary sufficiently in advance of the Meeting so that an Intermediary may act on such revocation. A Non-Registered Shareholder should contact its Intermediary to discuss what procedure to follow and the deadlines by which it needs to provide its revocation so that the Intermediaries can act on such revocation.

Exercise of Discretion by Proxies

All properly executed forms of proxy, not previously revoked, will be voted or withheld from voting on any poll taken at the Meeting in accordance with the instructions of the Shareholder contained therein. A properly executed form of proxy containing no instructions regarding the matters to be acted upon will be voted in favour of such matters. The form of proxy also confers discretionary authority in respect of amendments to, or variations in, all matters that may properly come before the Meeting or any postponement or adjournment thereof. At the time of the printing of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice. However, if any such amendments, variations or other matters which are not now known to management, should properly come before the Meeting, the Common Shares represented by the proxies hereby solicited will be voted thereon in such manner as such persons then consider proper.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Corporation has fixed the close of business on November 12, 2020 as the record date (the “Record Date”) for the purposes of determining Shareholders entitled to receive the Notice and vote at the Meeting. The Corporation is authorized to issue an unlimited number of Common Shares, of which 111,097,628 Common Shares were issued and outstanding as at the date of this Circular. Each Common Share entitles the holder thereof to one vote for each matter voted at the Meeting.

Two shareholders constitute a quorum for the Meeting. Each Common Share is entitled to one vote on each matter to be voted upon at the Meeting. A simple majority of votes cast at the Meeting, whether in person or by proxy, will constitute approval of any matter submitted to a vote.

In accordance with the provisions of the Business Corporations Act (Ontario), the Corporation will prepare a list of the Shareholders on the Record Date. Each Shareholder named in the list will be entitled to vote the Common Shares shown opposite his, her or its name on the list. To the knowledge of the directors and senior officers of the Corporation, and based upon the Corporation’s review of the records maintained by the Transfer Agent and insider reports filed with the System for Electronic Disclosure by Insiders, as at the Record Date, there were no persons who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying more than 10% of the voting rights of the total issued and outstanding Common Shares.

EXECUTIVE COMPENSATION

Compensation and Nominating Committee

The Compensation and Nominating Committee is composed of David Mandelstam, Yves Laliberte and Allan Brett directors of the Corporation, all of whom, are considered “independent”, as that term is defined in National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators. Policy 3.1 of the TSX Venture Exchange Corporate Finance Manual sets out a requirement that all employment, consulting or other compensation arrangements between the issuer and any director or senior officer of the issuer are to be considered and approved by independent directors. Mr. Mandelstam acts as Chair of the Compensation and Nominating Committee.

Executive Compensation Discussion and Analysis

The duties of the Compensation and Nominating Committee as they relate to compensation include developing and monitoring the Corporation’s overall approach to compensation issues and, subject to approval by the Board of Directors, implementing and administering a system of compensation which reflects superior standards of compensation practices. Periodically, the Compensation and Nominating Committee will review the adequacy and form of the compensation of the directors of the Corporation with a view to ensuring that such compensation realistically reflects the responsibilities and risks of being a director.

Subject to any contractual arrangements, the Compensation and Nominating Committee is responsible for setting the annual salary, bonus and other benefits, direct and indirect, of the Chief Executive Officer. The committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation and Nominating Committee determines the incentive compensation of the Chief Executive Officer after the end of each financial year and makes a recommendation to the Board of Directors. The Compensation and Nominating Committee also reviews recommendations to the Board of Directors from the CEO regarding incentive compensation for other executives. During its deliberations the Compensation and Nominating Committee considers the implications of the risks associated with the Corporation’s compensation policies and practices.

The Charter of the Compensation and Nominating Committee includes the following duties:

a.	to develop and monitor the Corporation’s overall approach to compensation issues and, subject to approval by the Board of Directors, to implement and administer a system of compensation which reflects superior standards of compensation practices and to continue to develop the Corporation’s approach to compensation issues;

b.	to undertake an annual review of compensation issues and practices as they affect the Corporation and make a comprehensive set of recommendations to the Board of Directors during each calendar year;

c.	to advise the Board of Directors or any committees of the Board of Directors of compensation issues which the Committee determines ought to be considered by the Board of Directors or any such committee;

d.	to recommend to the Board of Directors human resources and compensation policies and guidelines;

e.	to ensure that the Corporation has in place programs to attract and develop management of the highest calibre and a process to provide for the orderly succession of management, including receipt on an annual basis of any recommendations of the Chief Executive Officer in this regard;

f.	to develop a position description for the Chief Executive Officer and to ensure that policy guidelines and systems are in place to provide for a comprehensive annual review of the performance of the Chief Executive Officer;

g.	to review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and to evaluate the Chief Executive Officer’s performance in light of these goals and objectives;

h.	subject to any contractual arrangements, to set the annual salary, bonus and other benefits, direct and indirect, of the Chief Executive Officer and to approve compensation for all other designated officers after considering the recommendations of the Chief Executive Officer, all within any human resources and compensation policies and guidelines approved by the directors;

i.	to review periodically the adequacy and form of the compensation of the directors of the Corporation with a view to ensuring that such compensation realistically reflects the responsibilities and risks of being a director;

j.	to implement and administer human resources and compensation policies approved by the directors concerning the following:

i.	executive compensation, employment and related contracts, stock option plans, deferred share plans and other incentive and equity-based plans; and

ii.	proposed personnel changes involving officers reporting to the Chief Executive Officer;

k.	from time to time to review with the Chief Executive Officer, the Corporation’s broad policies on compensation for all employees and overall labour relations strategies;

l.	to consider any other questions or matters of compensation referred to it by the directors;

m.	to develop and implement a process for assessing the effectiveness of the compensation policies and practices of the Corporation and to report and make recommendations to the Board of Directors thereon;

n.	to adopt a process to determine what competencies and skills the Board, as a whole, should possess given the nature of the business of the Corporation;

o.	to assess the competencies and skills of each existing director, with a view to assessing the Board of Directors as a whole for the purpose of, in part, facilitating effective decision making by the Board of Directors;

p.	to identify and recommend qualified individuals to become new members of the Board, giving due consideration

i.	the competencies and skills that the board considers to be necessary for the board, as a whole, to possess;

ii.	the competencies and skills that the board considers each existing director to possess; and

iii.	the competencies and skills each new nominee will bring to the boardroom;

q.	to report annually to the Corporation’s shareholders, through the Corporation’s annual management information circular to shareholders, on the Corporation’s approach to compensation and to review executive compensation disclosure before the Corporation publicly discloses such information; and

r.	to recommend the slate of directors to be nominated for election at the annual meeting of shareholders.

The Compensation and Nominating Committee also reviewed and approved the Compensation Discussion and Analysis included in this Circular.

For the purposes of this Circular, the named executive officers (as that term is defined in Form 51-102F6V — Statement of Executive Compensation) are Messrs. Wignall, Moore and Tobia (each, an “NEO” and together, the “NEOs”).

Objectives of Compensation Strategy

The specific objectives of the Corporation’s compensation program for executive officers are as follows:

•	to attract and retain talented executive officers;

•	to align the interests of executive officers with those of the Corporation’s shareholders; and

•	to link individual executive compensation to the performance of both the Corporation and the individual executive officer.

The Corporation’s compensation program is currently designed to reward executive officers for:

•	superior corporate performance relative to pre-set internal objectives; and

•	exceptional levels of individual performance consistent with, and contributing to, the achievement of the Corporation’s strategic goals.

The Compensation and Nominating Committee is directly involved in the negotiation and settlement of the terms of the senior management executive employment contracts. In determining the appropriate terms of the executive employment contracts, the Compensation and Nominating Committee considers, among other matters, the following objectives: (i) retaining executives who are critical to the success of the Corporation and the enhancement of shareholder value; (ii) providing fair and competitive compensation; and (iii) balancing the interests of management and shareholders of the Corporation.

The executive compensation programs in the totality are intended to provide executives with an appropriate and competitively balanced mix of guaranteed cash (base salary) and performance-based (short-term - annual cash bonus; long-term – Stock Option awards) incentive compensation. Short and long-term incentive awards are discretionary and are determined by the achievement of annual performance objectives and the performance of the Corporation. These incentive awards are paid in cash or, if the NEO is eligible and elects to participate in the long-term equity incentive compensation plan of the Corporation, a combination of both. The Corporation’s executive compensation mix (the proportion of base salary, short and long-term incentive awards) is designed to reflect the relative impact of the executive’s role on the Corporation’s performance and considers how the compensation mix aligns with long-term shareholder value creation.

An NEO or director of the Corporation is not excluded from purchasing financial instruments, including prepaid variable contracts, equity swaps, collars or units of exchange that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held directly or indirectly by the NEO or director. At this time there are no such financial instruments available in respect of the Corporation.

Structure of Compensation Strategy

For the fiscal year ended June 30, 2020 payouts to NEOs were based on the Compensation and Nominating Committee’s assessment of performance based on expected revenues, EBITDA percentages (%), identification and completion of acquisitions, stock price and some subjective measures of individual performance throughout the year.

1.	Base Salary

The CEO, CFO and Executive Vice President received base annual salaries of $360,000, $250,000 and $250,000 respectively, in respect of the fiscal year-ended June 30, 2020. Each NEO’s base salary is determined by assessment of the executive’s performance and is intended to reward the skill, knowledge and experience of the NEO and reflect the level of responsibility and the expected contribution to the Corporation from that executive.

2.	Bonuses

The Corporation has a discretionary annual cash bonus plan for the executive officers of the Corporation which may vary, based on the individual’s position and contribution to the performance of the Corporation and the annual performance of the Corporation. The Chief Executive Officer of the Corporation presents recommendations to the Compensation and Nominating Committee with respect to the award of any such cash bonuses (other than bonuses paid to the Chief Executive Officer).

During the fiscal year ended June 30, 2020, the Corporation recorded an aggregate of $745,000 in annual cash bonuses to NEOs of the Corporation for payment in the fiscal year ended June 30, 2020. The cash bonus to be paid to the President and Chief Executive Officer for the year-ended June 30, 2020, was determined by the Compensation and Nominating Committee based on an assessment of the performance of the Corporation and the individual performance of the President and Chief Executive Officer. The Compensation and Nominating Committee also approved the CEO’s recommendation for awards of bonuses to the balance of the executive team.

3.	Long Term Incentive Plan

The Corporation does not have any long-term incentive plans other than the Stock Option Plan described below.

4.	Equity Compensation Plans – Stock Option Plan

The Corporation has a stock option plan (the “Current Plan”) for directors, officers, employees and consultants of the Corporation and the number of Common Shares which are set aside for issuance under the Current Plan (and under all other management options and employee stock option plans) is currently equal to 10% of the outstanding Common Shares on the date of grant of any option. Given that the Corporation has 111,097,628 Common Shares issued and outstanding as at the date of this Circular, the Corporation currently has 11,109,762 Common Shares that have been seen aside for the grant of options on this date. There are 4,427,654 options currently outstanding under the Current Plan, representing a dilution of approximately 4.0% to the outstanding Common Shares of the Corporation as at the date of this Circular. As at the date of this Circular, another 6,682,108 options may be granted under the Current Plan, representing a total potential dilution of 10.0% assuming all such options are granted.

At last year’s annual and special meeting of Shareholders, based on the recommendation of the Board of Directors, the Shareholders approved the Current Plan which: (i) permitted the Corporation to reserve and set aside for issuance a maximum number of Common Shares under the Current Plan (and under all other management options and employee stock option plans) equal to 10% of the outstanding Common Shares on the date of grant of any option and (ii) required annual Shareholder approval of the Current Plan in accordance with the requirements of the TSX Venture Exchange.

The Board of Directors has approved a proposed amendment to the Current Plan to delete the reference to “David Mandelstam, Yves Laliberté, Al Guarino and Allan Brett (the current non-management or external directors of the Company)” as excluded persons in the definition of Eligible Person. Such amendment will permit the Corporation to grant options to these directors or any other director of the Corporation subject to the limitations in the Current Plan (including but not limited to the maximum number of Common Shares which may be reserved and set aside for issuance to 10% of the outstanding Common Shares on the date of such grant).

The Board of Directors believes the Current Plan, including the proposed amendment, provides the requisite flexibility that the Corporation needs as it grows in order to put in place proper incentives to help drive this growth while placing reasonable restrictions on the dilution to Shareholders as a result of the limits on the amount of options that are permitted to be granted at any one time and the requirement of annual Shareholder approval of the Current Plan which allows Shareholders to have a “direct say” on the Corporation’s strategy for granting options. See “Particulars of Matters to be Acted Upon at Meeting – Annual Re-Approval of the Current Plan as required by the TSX Venture Exchange” and “Particulars of Matters to be Acted Upon at Meeting – Amendment to Option Plan”.

The maximum number of shares of the Corporation which may be reserved for issuance to any one person under the Current Plan within a one-year period is 5% of the shares outstanding at the time of grant (calculated on a non-diluted basis) less the number of shares reserved for issuance to such person under any option to purchase shares granted as a compensation or incentive mechanism. Any shares subject to an option which for any reason is cancelled or terminated prior to exercise will be available for a subsequent grant under the Current Plan subject to applicable regulatory requirements.

The option price of any shares cannot be less than the closing price or the minimum price as determined by applicable regulatory authorities of the relevant class or series of shares, on the day immediately preceding the day upon which the option is granted. Options granted under the Current Plan may be exercised, subject to vesting, during a period not exceeding five years from the date of grant, subject to earlier termination upon the termination of the optionee’s employment, upon the optionee ceasing to be an employee, officer or director of or consultant of the Corporation or any of its subsidiaries, as applicable, or upon the optionee retiring, becoming permanently disabled or dying, subject to certain grace periods to allow the optionee or his personal representative time to exercise such options.

The options are non-transferable and non-assignable. The Current Plan contains provisions for adjustment in the number of shares issuable thereunder in the event of the subdivision, consolidation, reclassification or change of the shares, a merger or other relevant changes in the Corporation’s capitalization. The Board of Directors may from time to time amend or revise the terms of the Current Plan or may terminate the Current Plan at any time.

Awards made under the Current Plan are intended to reward contribution to the long-term performance of the Corporation. Option Awards serve to align participants’ interests with shareholders of the Corporation and provides additional incentive for participants to increase shareholder value by increasing long-term equity participation. Awards of options under the Current Plan are based on performance of the Corporation and the respective participant and determined in the discretion of the Board of Directors upon recommendation of the Compensation and Nominating Committee. Previous Awards are taken into account when the Compensation and Nominating Committee considers new option Awards. There were an aggregate of 220,000 options and 2,381,000 options issued to employees in the fiscal year ended June 30, 2019 and in the fiscal year ended June 30, 2020, respectively.

Please see the tables that follow for additional information on the option Awards under the Current Plan.

5.	All other Compensation

“All other compensation” includes an automobile allowance payable to the CEO and RRSP matching from the Corporation for CEO and CFO. The matching is the amount that the Corporation is required to match the CEO’s and CFO’s RRSP or IRA contribution in each year. The RRSP contribution is paid 50% in the same year and 50% two years later provided the NEO is still employed at that time and is capped at $10,000 per year.

Table of compensation excluding compensation securities

The following table sets forth all compensation for services in all capacities to the Corporation for the fiscal years ended June 30, 2020 and 2019 in respect of the NEOs.

			Option-
			based		Value of		All other		Total
Name and		Salary	awards	Bonus	perquisites		compensation		compensation
principal position	Year	($)	($)	($)	($)		($)		($)
William Wignall,	2020	$360,000		$370,000	$12,000	[2]	$10,000	[3]	$752,000
President & Chief Executive Officer[1]	2019	$360,000		$350,000	$12,000	[2]	$10,000	[3]	$732,000

David Moore,	2020	$250,000		$175,000	-		$10,000	[3]	$435,000
Chief Financial Officer	2019	$250,000		$143,000	-		$10,000	[3]	$403,000

John Tobia,	2020	$250,000		$200,000	-		-		$450,000
Executive Vice President, Corporate Development	2019	$210,000		$150,000	-		-		$360,000

1 Mr. Wignall is also a director of the Corporation but does not receive compensation for his services as a director.

2 Perquisites are a monthly automobile allowance in the amount of $12,000 per year

3 Other compensation includes RRSP matching from the Corporation.

Table of compensation securities

The following table sets forth the compensation securities of the Corporation outstanding for each NEO as at the end of the year ended June 30, 2020.

Compensation securities
		Number of			Closing
		securities			price of	Closing
		underlying		Option	security on	price of
	Type of	unexercised		exercise	date of	security at
Name and	compensation	options	Date of issue or	price	grant(1)	year end	Option expiration
position	security	(#)	grant	($)	($)	($)	date
William Wignall,	Options	350,000	Jun 03, 2020	$2.20	$2.20	$2.29	June 03, 2025
President & Chief Executive Officer	Options	185,985	Nov 20, 2015	$0.28	$0.26	$2.29	Nov 30, 2020

David Moore,	Options	225,000	Jun 03, 2020	$2.20	$2.20	$2.29	June 03, 2025
Chief Financial Officer	Options	62,817	Nov 20, 2015	$0.28	$0.26	$2.29	Nov 30, 2020

John Tobia,	Options	275,000	Jun 03, 2020	$2.20	$2.20	$2.29	June 03, 2025
Executive Vice President, Corporate Development	Options	175,000	Dec 27, 2018	$1.16	$1.18	$2.29	Dec 27, 2023
	Options	65,000	Dec 28, 2017	$0.69	$0.70	$2.29	Dec 28, 2022

(1) Previous date of grant if granted during the trading day.

The following table sets forth the exercise by each NEO of compensation securities during the year ended June 30, 2020.

Exercise of Compensation securities by NEOs
						Difference
						between
						exercise
					Closing	price and
		Number of			price of	closing price
		underlying	Exercise		security on	of security
	Type of	securities	Price per		date of	on date of	Total value on
Name and	compensation	exercised	security		exercise	exercise	exercise date(1)
position	security	(#)	($)	Date of Exercise	($)	($)	($)
William Wignall,	Options	1,796,000	$0.28	Jun 12, 2020	$2.19	$1.91	$3,430,360.00
Chief Executive Officer

David Moore,	Options	60,000	$0.28	Mar 04, 2020	$2.12	$1.84	$110,358.00
Chief Financial Officer	Options	32,000	$0.28	Jun 01, 2020	$2.26	$1.98	$63,360.00
	Options	45,000	$0.28	Jun 01, 2020	$2.22	$1.94	$87,300.00
	Options	25,000	$0.28	Jun 01, 2020	$2.22	$1.94	$48,500.00
	Options	38,000	$0.28	Jun 02, 2020	$2.20	$1.92	$72,963.80
	Options	232,000	$0.28	Jun 12, 2020	$2.31	$2.03	$470,960.00

John Tobia, Executive Vice President, Corporate Development	Options	11,100	$0.69	Jun 03, 2020	$2.25	$1.56	$17,316.00
	Options	6,200	$0.69	Jun 04, 2020	$2.25	$1.56	$9,672.00
	Options	32,700	$0.69	Jun 05, 2020	$2.27	$1.58	$51,610.41
	Options	60,000	$0.69	Jun 08, 2020	$2.32	$1.63	$97,992.00

1 Total value on exercise date equals the number of underlying securities multiplied by the difference between exercise price and closing price of security on date of exercise.

Value Vested or Earned During the Year

The following table sets forth for each NEO the value that would have been realized if the options granted under the Current Plan had been exercised on their vesting date and the value earned under non-equity incentives, all during the year ended June 30, 2020.

			Non-equity incentive plan
	Option-based awards	Share-based awards	compensation
	- Value vested	- Value vested	- Value earned
	during the year	during the year	during the year
Name	($)[1]	($)[1]	($)
William Wignall, President & Chief Executive Officer	$759,963	-	$370,000	[2]

David Moore, Chief Financial Officer	$256,239	-	$175,000	[2]

John Tobia, Executive Vice President, Corporate Development	$44,477	-	$200,000	[2]

1 Value based on closing price of the Common Shares on the TSXV on each vesting date

2 Bonuses approved by the Nominating and Compensation Committee.

RRSP Matching Plan

In Canada the Corporation matches RRSP contributions up to $10,000 per year for Messrs. Wignall and Moore. One half of the Corporation’s matching obligation is paid into the Messrs. Wignall’s and Moore’s RRSP plans in the calendar year in which Messrs. Wignall and Moore make their contribution and the remaining one half of the Corporation’s matching obligation is paid into their RRSP plans in the second fiscal year after the contribution by them, provided that they are still employed by the Corporation.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Corporation has entered into executive employment contracts with Messrs. Wignall, Moore and Tobia (the “Executive Contracts”). The Executive Contracts are for an indefinite term but may be terminated in by the Corporation or the executive in certain circumstances and subject to certain conditions, some of which are described below.

The Corporation may terminate the Executive Contracts at any time for cause, which includes disability or death of the executive, without notice or pay in lieu of notice and without obligation to pay any further salary, bonus or benefits following the termination date. In addition, the Corporation may terminate Mr. Wignall at any time without cause upon payment of fifteen months salary, bonus and continuation of benefits. Mr. Moore may be terminated without cause upon payment of twelve months compensation, all accrued and unpaid vacation and continuation of benefits in accordance with the Ontario Employment Standards Act, 2000, as amended. Mr. Tobia may be terminated without cause upon providing six (6) months of notice upon which he is entitled to his salary, bonus and continuation of benefits during this notice period. Pursuant to the terms of the Executive Contracts, Mr. Wignall and Mr. Moore may terminate their Executive Contracts at any time upon not less than two months written notice to the Corporation and Mr. Tobia may terminate his Executive Contract at any time upon not less than two weeks written notice to the Corporation. Mr. Wignall and Mr. Moore are also entitled to terminate their Executive Contracts for “good reason”, in which event Mr. Wignall shall be entitled to eighteen months and Mr. Moore will be entitled to fifteen months of severance, the full bonus due over that period and benefits continuance. “Good reason” means (a) a material change in the aggregate in their position, responsibility, compensation program, reporting or material benefits, (b) a “change of control” (in which case they shall each have twelve months following such change of control to terminate their Executive Contract for good reason and (c) in Mr. Wignall’s case only a requirement for him to be based anywhere other than within 25 km of the Corporation’s current offices in Markham, Ontario. A “change of control” means any of the following: (i) the acquisition by an arm’s-length third party, directly or indirectly, by way of take-over bid, amalgamation, plan of arrangement or other process, of outstanding shares of the Corporation representing more than fifty percent (50%) of the votes attaching to all outstanding voting shares of the Corporation, or (ii) the acquisition by an arm’s-length third party, directly or indirectly, of all or substantially all of the assets of the Corporation or (iii) the liquidation of the Corporation, whether through the declaration of a liquidating dividend or through an amalgamation or restructuring that leads to liquidation or otherwise.

The following table sets out the estimated termination costs for each of the NEOs assuming that the termination event took place on the last business day of the fiscal year ended June 30, 2020.

				Stock		RRSP
Name	Termination Event	Base Salary	Bonus	Options	Benefits	Matching	TOTAL
William Wignall,	Without Cause	$450,000	$462,500	-	$4,097	$12,500	$929,097
President & Chief Executive Officer	Good Reason	$540,000	$555,000	-	$4,097	$15,000	$1,114,097

David Moore,	Without Cause	$250,000	$175,000	-	$4,097	$10,000	$439,097
Chief Financial Officer	Good reason	$312,500	$218,750	-	$4,097	$12,500	$547,847

John Tobia,	Without Cause	$125,000	$100,000	-	$4,097	-	$229,097
Executive Vice President, Corporate Development

The Executive Contracts provide for annual review of base salaries and increase at the discretion of the board. For the financial year ended June 30, 2020, Mr.Wignall received a base salary of $360,000, Mr. Moore received a base salary of $250,000 and Mr. Tobia received a base salary of $250,000.

Pursuant to the terms of the Executive Contracts, the executives may earn a discretionary annual cash bonus. For the financial year ended June 30, 2020, Mr. Wignall was awarded a discretionary bonus of $370,000, Mr. Moore was awarded a discretionary bonus of $175,000 and Mr. Tobia was awarded a discretionary bonus of $200,000.

The long-term incentive options of Messrs. Wignall, Moore and Tobia have a term of five years from the date of the grant. All unvested options immediately terminate upon the executive being provided with notice of termination of employment with the Corporation, without regard to the period of notice or pay in lieu of notice to which the executive may be entitled. In the event of a change of control (as defined above) all unvested options for Mr. Wignall and Mr. Moore immediately vest.

On June 03, 2020 Mr. Wignall was granted 350,000 options at an exercise price of $2.20 per share with vesting of 25% on June 03, 2021 and thereafter in equal installments every three months until fully vested on June 03, 2025.

On June 03, 2020 Mr. Moore was granted 225,000 options at an exercise price of $2.20 per share with vesting of 25% on June 03, 2021 and thereafter in equal installments every three months until fully vested on June 03, 2025.

On June 03, 2020 Mr. Tobia was granted 275,000 options at an exercise price of $2.20 per share with vesting of 25% on June 03, 2021 and thereafter in equal installments every three months until fully vested on June 03, 2025.

Each of the Executive Contracts contains certain customary provisions dealing with assignment of intellectual property and non-competition, non-solicitation and confidentiality provisions in favour of the Corporation.

Except as otherwise disclosed herein, there are no compensatory plans, contracts or arrangements in place with the Named Executive Officers resulting from the resignation, retirement or any other termination of employment of the Named Executive Officers with the Corporation or from a change in control of the Corporation, or a change in the Named Executive Officers’ responsibilities following a change in control, where in respect of the Named Executive Officers the value of such compensation exceeds $150,000.

Compensation of Directors

During the financial year ended June 30, 2020, an aggregate of $135,000 in cash compensation was paid to non-employee directors of the Corporation in their capacity as directors. Each director, other than the Chairman and CEO, was paid a retainer of $30,000 for Fiscal 2020 (as the retainer for each director was set to $30,000 per year on November 20, 2018). The Chairman was paid a retainer of $35,000 for Fiscal 2020. The following table sets forth all compensation provided to the Corporation’s directors for the year ended June 30, 2020:

	Fees	Share-based	Option-based	Non-equity incentive	Pension	All other
	earned	awards	awards	plan compensation	value	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Yves Laliberté	$30,000	-	-	-	-	-	$30,000

David Mandelstam[1]	$35,000	-	-	-	-	$10,000	$45,000

William Wignall[2]	-	-	-	-	-	-	-

Al Guarino	$30,000	-	-	-	-	-	$30,000

Allan Brett	$30,000	-	-	-	-	-	$30,000

[1]	Mr. Mandelstam controls Entropy Control Ltd., a company that provides certain services to the Corporation, including the preparation and filing of the Company’s SRED tax claims. The annual fee payable to Entropy Control Ltd. was $10,000.

2 Mr. Wignall is the current President and CEO and does not receive compensation for serving as a director of the Corporation.

There was no exercise of compensation securities by non-executive Director of compensation securities during the year ended June 30, 2020.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of the date of the end of the most recently completed year end, June 30, 2020, as well as taking into consideration the offering of Common Shares pursuant to the Corporation’s offering under its Prospectus Supplement dated June 29, 2020 such that 111,097,628 Common Shares are issued and outstanding as at the date of this Circular, regarding the number of Common Shares to be issued upon the exercise of outstanding options and the weighted-average exercise price of the outstanding options in connection with the Corporation’s stock option plan. The Corporation does not have any equity compensation plans that have not been approved by Shareholders.

	As at June 30, 2020			As at the date of this Circular
	Number of			Number of
	Common		Number of	Common		Number of Common
	Shares to be	Weighted-	Common Shares	Shares to be	Weighted-	Shares remaining
	issued upon	average	remaining available	issued upon	average	available for future
	exercise of	exercise price	for future issuance	exercise of	exercise price	issuance under
	outstanding	of outstanding	under equity	outstanding	of outstanding	equity compensation
Plan Category	options	options	compensation plans	options	options	plans
Stock Option Plan	4,498,203	1.55	3,110,570	4,427,654	1.55	6,682,108
Total	4,498,203	1.55	3,110,570	4,427,654	1.55	6,682,108

REPORT ON CORPORATE GOVERNANCE

Maintaining a high standard of corporate governance is a top priority for the Board of Directors and the Corporation’s management as it believes that this will help create and maintain shareholder value in the long term. The Board of Directors has carefully considered its corporate governance practices against the corporate governance guidelines set out in National Policy 58-201 – Corporate Governance Guidelines and believes that the Corporation is well aligned with such guidelines. The Corporation has formally adopted a set of charters and corporate governance policies which are referred to throughout this Circular. The Chairman of the Board of Directors is Mr. David Mandelstam.

Independence of Directors

Upon the election of the directors put forth for nomination at the Meeting, the Board of Directors will consist of a total of five directors of which David Mandelstam, Yves Laliberté, Al Guarino and Allan Brett are considered “independent” as such term is defined in National Instrument 58-101 – Disclosure of Corporate Governance Practices. William Wignall is not considered independent as he is an executive officer of the Corporation.

The independent board members meet independently with the auditors annually and otherwise as necessary throughout the year.

None of the proposed directors serve on the board of directors of a reporting issuer or the equivalent in a foreign jurisdiction.

Orientation and Continuing Education

The Corporation has developed a directors’ handbook, which includes Board and Committee mandates, the Code of Business Conduct for employees, insider trading policies and other relevant information. All new directors are given this briefing upon their appointment. The material is reviewed and updated as required. As part of the continuing education of directors, management has periodic meetings with the directors at which executive management update the directors on key business issues.

Code of Business Conduct

The Board has adopted a written Code of Business Conduct for its employees, officers and directors. A copy of the Code of Business Conduct may be found on www.sedar.com The Board will monitor compliance, including through receipt by the Audit Committee of reports of unethical behaviour.

Nomination of Directors

The Compensation and Nominating Committee co-ordinates and manages the process of recruiting, interviewing, and recommending candidates to the Board of Directors. This committee has a formal written charter which outlines the committee’s responsibilities, requisite qualifications for new directors, the appointment and removal of directors and the reporting obligations to the Board of Directors. In addition, the Compensation and Nominating Committee is given authority to engage and compensate any outside advisor that it determines to be necessary to carry out its duties.

Compensation of Directors and the Chief Executive Officer

For details on the compensation of Directors and the CEO, please see the section above entitled “Executive Compensation Discussion and Analysis.”

Corporate Governance Committee

The role of the Corporate Governance Committee is to develop and monitor the Corporation’s approach to matters of governance. The committee has a formal written charter which outlines the committee’s responsibilities. The duties of the Corporate Governance Committee include developing a position description for the chairman of the Board (the “Chairman”) and assessing the performance of the Chairman. In addition, the Corporate Governance Committee is responsible for developing and implementing the orientation and educational program for new recruits to the Board.

Assessments

The Board of Directors, through its Corporate Governance Committee and Compensation and Nominating Committee, will regularly assess the overall performance of the Board of Directors, the committees, and the individual directors through a combination of formal and informal means, including the distribution of a Board Effectiveness Survey.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

No director, executive officer or senior officer of the Corporation or proposed management nominee for election as a director of the Corporation, nor each associate of any such director, officer or proposed management nominee, is or has been indebted to the Corporation at any time during the last completed financial year.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as set out herein, no informed person (as such term is defined in the National Instrument 52-110 – Audit Committees) or proposed nominee for election as a director of the Corporation nor any associate or affiliate of the foregoing has any interest, direct or indirect, in any material transactions in which the Corporation has participated since July 1, 2020 or in any proposed transaction which has materially affected or will materially affect the Corporation or any of its associates.

AUDIT COMMITTEE

Audit Committee’s Charter

As a TSX Venture Exchange listed company, the Corporation is required to have an audit committee for the purpose of monitoring and enhancing the quality of the financial information disclosed by the Corporation. The Audit Committee charter (the “Charter”) is reproduced as Schedule “A”.

Composition of Audit Committee

The Audit Committee is comprised of Al Guarino (Chair), Yves Laliberté, and Allan Brett. None of the members of the Audit Committee are employees, Control Persons (as defined by the rules and policies of the TSXV) or officers of the Corporation. Each of the members of the Audit Committee is “financially literate” (within the meaning given to such term in National Instrument 51-102 Continuous Disclosure Obligations). Al Guarino, Yves Laliberté and Allan Brett are considered “independent”.

Relevant Education and Experience

All the members of the Audit Committee have the education and/or practical experience required to understand and evaluate financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by Corporation’s financial statements.

Al Guarino is Chair of the Audit Committee and is currently CEO of Seta Enterprises Inc. in Toronto. He has previously been CFO of Health Holdings Company and was the Managing Partner of Arthur Andersen Enterprise Practice. He is a CPA and holds a Bachelor of Commerce from the University of Toronto.

Yves Laliberté has held (and currently holds) senior management positions in various companies, including those listed on the TSX and NASDAQ. He is a member of the Institute of Corporate Directors and was part of the Audit Committee of Aastra Technologies Limited until April 2006.

Allan Brett is a CPA, CA and CBV, and is currently the CFO at The Descartes Systems Group Inc., a public company listed on the TSX and NASDAQ. From June 1996 until January 2014, Mr. Brett was the CFO at Aastra Technologies Limited, a TSX listed company.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial year have any recommendations by the Audit Committee respecting the appointment and/or compensation of the Corporation’s external auditors not been adopted by the Board of Directors of the Corporation.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s most recently completed financial year has the Corporation relied on exemptions in relation to “De Minimus Non-Audit Services” or any exemption provided by Part 8 of Multilateral Instrument 52-110 – Audit Committee.

Pre-Approval Policies and Procedures

Pursuant to the terms of the Charter reproduced as Schedule “A”, the Audit Committee shall pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by the Corporation’s external auditor.

External Auditor Service Fees (By Category)

a.	Audit Fees - The Corporation’s external auditors billed the Corporation $454,740 for fees associated with the audit work for the financial year ended June 30, 2020 and $382,302 for the audit work related to the financial year ended June 30, 2019.

b.	Audit Related Fees - The Corporation’s external auditors billed the Corporation $189,390 for assurance and related services that are reasonably related to the performance of the audit or reviewing the Corporation’s financial statements and are not included under “Audit Fees” (above) for the financial year ended June 30, 2020 and $69,717 for the financial year ended June 30, 2019.

c.	Tax Fees – The Corporation’s external auditors billed the Corporation $170,499 during the financial year ended June 30, 2020 for services related to tax compliance, tax advice and tax planning and $148,431 for the financial year ended June 30, 2019.

d.	All Other Fees – The Corporation’s external auditors billed the Corporation $182,275 for other services during the year ended June 30, 2020 and $Nil for the financial year ended June 30, 2019.

Exemption

The Corporation is relying upon the exemption in section 6.1 of National Instrument 52-110.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING

1.	Election of Directors

Shareholders have authorized the board of directors by special resolution to fix the number of directors by resolution and the number of directors is currently fixed at five.

It is proposed that each of the persons whose name appears below be elected as a director of the Corporation to serve until the close of the next annual meeting of shareholders or until his successor is elected or appointed. An affirmative vote of a majority of the votes cast at the Meeting is sufficient for the election of directors and shareholders will vote for the election of each individual director separately.

In the event a nominee is unable or unwilling to serve, an event that management of the Corporation has no reason to believe will occur, the persons named in the accompanying form of proxy reserve the right to vote for another person at their discretion, unless a Shareholder has specified in the form of proxy that the Common Shares subject to such proxy are to be withheld from voting for the election of directors.

The following table sets forth the name and residence of each person to be nominated by management of the Corporation for election as a director, such person’s principal occupation, including his or her present position with the Corporation, the period or periods of his or her service as a director of the Corporation, whether each nominee is an “independent” director (as that term is defined in National Instrument 52-110 — Audit Committees (“NI 52-110”)), and the approximate number of Common Shares beneficially owned, directly or indirectly, or subject to control or direction, by such person as at the date of this Circular:

			Independent	Number of Common
Name and			Director	Shares Beneficially
Place of Residence	Principal Occupation	Director Since	Yes/No	Owned or Controlled[1]
David Mandelstam[6] Ontario, Canada	Retired, Chairman of the Board of Directors[3]	March 2001	Yes	3,575,271	[4]
Yves Laliberté [2,6] Ontario, Canada	President Business Development Komutel Communications	August 2007	Yes	67,838
William Wignall[5] Ontario, Canada	President and Chief Executive Officer of the Corporation	December 2010	No	1,786,939
Al Guarino,2,5 Ontario, Canada	CEO of Seta Enterprise Inc. and CFO of Physiomed Health	May 2014	Yes	76,000
Allan Brett[2,6] Ontario, Canada	CFO, Descartes Systems Group	January, 2017	Yes	54,688

[1]	Individual directors have furnished information as to Common Shares beneficially owned, controlled or directed, directly or indirectly, by such director. The Corporation has relied on this information for purposes of this disclosure.
[2]	Member of the Audit Committee.
[3]	Mr. Mandelstram was until October 2010 the President and Chief Executive Officer of the Corporation.
[4]	1,102,500 of these Common Shares are held by Vanessa Mandelstam, the spouse of David Mandelstam, 2,247,771 of these Common Shares are held by David Mandelstam and 225,000 Common Shares are held by Entropy Control Ltd., a corporation controlled by David and Vanessa Mandelstam.
[5]	Member of the Corporate Governance Committee.
[6]	Member of the Compensation and Nominating Committee.

To the knowledge of the Corporation, no proposed director:

a.	is, as at the date of this, or has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including the Corporation) that, (i) was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

b.	is, as at the date of this, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

c.	has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director;

d.	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

e.	has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the election of the nominees listed above as directors of the Corporation unless the Shareholder of the Corporation has specified in the form of proxy that the Common Shares represented by such form of proxy are to be withheld from voting in respect thereof.

2.	Appointment of Auditor

Shareholders are being asked to re-appoint MNP LLP as auditor of the Corporation to hold office until the next annual meeting of shareholders. Unless authority to do so is withheld, proxies given pursuant to this solicitation by the management of the Corporation will be voted “FOR” the appointment of MNP LLP as auditor of the Corporation to hold office until the close of the next annual meeting of Shareholders, at a remuneration to be fixed by the Board.

Additional information on the Corporation’s audit committee, and on the Corporation’s relationship with its independent auditor, is set out in the section “Audit Committee”, above.

3.	Annual Re-Approval of the Current Plan as required by the TSX Venture Exchange

The Current Plan, which was approved at the meeting of shareholders held on December 19, 2019, limits the maximum number of Common Shares which may be reserved and set aside for issuance to 10% of the outstanding Common Shares on the date of the grant.

Given that the Corporation has 111,097,628 Common Shares issued and outstanding as at the date of this Circular, the Corporation currently has 11,109,762 Common Shares that have been seen aside for the grant of options on this date. As of the date of this Circular, there are 4,427,654 options currently outstanding under the Current Plan, representing a dilution of approximately 4.0% to the outstanding Common Shares of the Corporation. As at the date of this Circular, 6,682,108 options may be granted under the Current Plan (unless Options terminate without being exercised), representing a total potential dilution of 10.0% assuming all such options are granted

In accordance with the requirements of the TSX Venture Exchange, the Current Plan is required to be reaffirmed annually by Shareholders.

The Board of Directors believes this approach provides the requisite flexibility that the Corporation needs as it grows in order to put in place proper incentives to help drive this growth while placing reasonable restrictions on the dilution to Shareholders in the amount of options that are permitted to be granted at any one time by requiring the Corporation to obtain shareholder approval annually in accordance with the requirements of the TSX Venture Exchange in order to have the flexibility to reserve and set aside for issuance to 10% of the outstanding Common Shares on the date of the grant.

If Shareholder re-approval for the Current Plan is obtained, the Common Shares which have been reserved to be issued upon the exercise of any option that is exercised, terminated, cancelled, surrendered for cancellation or has expired without being fully exercised, shall become available to be reserved once again and issued upon the grant of any future options subject to the requirement that the number of Common Shares set aside for issuance under the Plan (and under all other management options and employee stock option plans) shall not be greater than 10% of the outstanding Common Shares on the date of grant of any further option.

Given that the Corporation has 111,097,628 Common Shares issued and outstanding as at the date of this Circular, the Corporation currently has 11,109,762 Common Shares that have been seen aside for the grant of options on this date. As there are currently 4,427,654 options outstanding under the Current Plan as at the date of this Circular, upon Shareholder re-approval of the Current Plan at the Meeting, the Corporation would be permitted to issue another 6,682,108 options to be granted under the Current Plan on this date. Additional options which may be granted if the number of Common Shares issued and outstanding exceeds 111,097,628 at the time of any such grant, subject to the restriction that the maximum number of options that may be granted at any one time shall not exceed 10% of the outstanding Common Shares at the time of grant.

Pursuant to the requirements of the TSX Venture Exchange, Shareholders will be asked at the Meeting to consider, if deemed appropriate, to adopt, with or without variation, an ordinary resolution re-approving the Current Plan. In accordance with the rules of the TSX Venture Exchange, this resolution will be adopted if a majority of votes cast in person or by proxy at the Meeting by Shareholders are voted in favour thereof.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the following resolution authorizing the Current Plan unless the Shareholder of the Corporation has specified in the form of proxy that the Common Shares represented by such form of proxy are to be voted against the Current Plan.

“RESOLVED THAT:

1. the stock option plan of the Corporation, which provides for the rolling grant of options to acquire up to 10% of the number of issued and outstanding Common Shares of the Corporation, be and the same is hereby ratified, confirmed and approved; and

2. any one director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things (whether under corporate seal of the Corporation or otherwise) that may be necessary or desirable to give effect to this ordinary resolution.”

4.	Amendment to Option Plan

The Current Plan does not permit David Mandelstam, Yves Laliberté, Al Guarino and Allan Brett (the current non-management or external directors of the Company) to be Eligible Persons under the Current Plan and, as a result, are therefore excluded from any grants under the Current Plan.

The Corporation is proposing to amend the Current Plan in order to delete the reference to “David Mandelstam, Yves Laliberté, Al Guarino and Allan Brett (the current non-management or external directors of the Company)” as excluded persons in the definition of Eligible Persons (the “Plan Amendment” and, together with the Current Plan, as amended, the “Amended Plan”). As a result, if approved by Shareholders, the Amended Plan will permit the Corporation to grant options to these three directors or any other directors of the Corporation subject to the limitations in the Current Plan (including but not limited to the maximum number of Common Shares which may be reserved and set aside for issuance to 10% of the outstanding Common Shares on the date of such grant).

Given that none of the Corporation’s directors have received any grant of options since 2016, the Corporation believes it is important retention and compensation mechanism in order for them to be eligible to be granted options in accordance with the Amended Plan.

The Board of Directors believes that the Amended Plan would represent a reasonable limit on the dilution to Shareholders in order to permit the Corporation to put into place proper incentives to help drive its future growth by retaining and incentivizing management, directors and other key contributors of the Corporation. In addition, Shareholders will have a direct say” on the Corporation’s strategy for granting options as the Amended Plan will require annual Shareholder approval in accordance with the requirements of the TSX Venture Exchange.

In the event the Amended Plan is not approved, the Corporation’s Current Plan will remain in full force and effect, provided the Current Plan is re-approved by Shareholders at the Meeting.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the following resolution authorizing the Plan Amendment unless the Shareholder of the Corporation has specified in the form of proxy that the Common Shares represented by such form of proxy are to be voted against the Plan Amendment.

“RESOLVED THAT:

1. subject to approval from the TSX Venture Exchange, the Corporation’s proposed amended stock option plan (the “Amended Plan”), the text of which is set forth in Schedule “B” to the Corporation’s management information circular dated November 12, 2020, be and it is hereby approved; and

2. any one director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things (whether under corporate seal of the Corporation or otherwise) that may be necessary or desirable to give effect to this ordinary resolution.”

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in so far as they may be Shareholders and unless otherwise disclosed in this Circular, no person who has been a director or executive officer of the Corporation at any time since July 1, 20120 or proposed nominee for election as a director of the Corporation, nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matters to be acted upon at the Meeting other than the election of directors.

GENERAL

The consolidated financial statements of the Corporation for the financial year ended June 30, 2020, together with the report of the auditors thereon, will be presented to Shareholders at the Meeting for their consideration.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Financial information is provided in the Corporation’s comparative consolidated annual financial statements and Management’s Discussion and Analysis for the year ended June 30, 2020. Shareholders may contact the Chief Financial Officer of the Corporation at (905) 474 1990 extension 4107, or in writing at the registered address of the Corporation, to request copies of the Corporation’s consolidated financial statements and Management’s Discussion and Analysis.

APPROVAL OF BOARD OF DIRECTORS

The contents of this Circular and the sending of it to each director of the Corporation, to the auditor of the Corporation, to the Shareholders and to the applicable regulatory authorities, have been approved by the directors of the Corporation.

DATED at Markham, Ontario	“Bill Wignall”
this 12th day of November, 2020.	William Wignall
President and Chief Executive Officer

SCHEDULE “A”

AUDIT COMMITTEE CHARTER

SANGOMA TECHNOLOGIES CORPORATION.

(the “Corporation”)

(Implemented pursuant to Multilateral Instrument 52-110)

Multilateral Instrument 52-110 (the “Instrument”) relating to the composition and function of audit committees, effective March 30, 2004, as amended applies to the Corporation. The Instrument requires all affected issuers to have a written audit committee Charter which must be disclosed, as stipulated by Form 52-110F2, in the management information circular of the Corporation wherein management solicits proxies from the security holders of the Corporation for the purpose of electing directors to the board of directors. The Corporation, as a TSX Venture Exchange-listed company is, however, exempt from certain requirements of the Instrument.

This Charter has been adopted by the board of directors in order to comply with the Instrument and to more properly define the role of the Committee in the oversight of the financial reporting process of the Corporation. Nothing in this Charter is intended to restrict the ability of the board of directors or Committee to alter or vary procedures in order to comply more fully with the Instrument, as amended from time to time.

PART 1

Purpose:

The purpose of the Committee is to:

a.	improve the quality of the Corporation’s financial reporting;

b.	assist the board of directors to properly and fully discharge its responsibilities;

c.	provide an avenue of enhanced communication between the directors and external auditors;

d.	enhance the external auditor’s independence;

e.	increase the credibility and objectivity of financial reports; and

f.	strengthen the role of the directors by facilitating in depth discussions between directors, management and external auditors.

1.1 Definitions

“accounting principles” has the meaning ascribed to it in National Instrument 52-107 Acceptable Accounting Principles, Auditing Standards and Reporting Currency;

“Affiliate” means a corporation that is a subsidiary of another corporation or companies that are controlled by the same entity;

“audit services” means the professional services rendered by the Corporation’s external auditor for the audit and review of the Corporation’s financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements;

“Charter” means this audit committee charter;

“Committee” means the committee established by and among certain members of the board of directors for the purpose of overseeing the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation;

“Control Person” means any individual or company that holds or is one of a combination of individuals or companies that holds a sufficient number of any of the securities of the Corporation so as to affect materially the control of the Corporation, or that holds more than 20% of the outstanding voting shares of the Corporation except where there is evidence showing that the holder of those securities does not materially affect the control of the Corporation.

“financially literate” has the meaning set forth in Section 1.2;

“immediate family member” means a person’s spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than an employee of either the person or the person’s immediate family member) who shares the individual’s home;

“Instrument” means Multilateral Instrument 52-110;

“MD&A” has the meaning ascribed to it in National Instrument 51-102;

“Member” means a member of the Committee;

“National Instrument 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations; and

“non-audit services” means services other than audit services.

1.2	Meaning of Financially Literate

For the purposes of this Charter, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

PART 2

2.1	Audit Committee

The board of directors has hereby established the Committee for, among other purposes, compliance with the Instrument.

2.2	Relationship with External Auditors

The Corporation will require its external auditor to report directly to the Committee and the Members shall ensure that such is the case.

2.3	Committee Responsibilities

1.	The Committee shall be responsible for making the following recommendations to the board of directors:

a.	the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation; and

b.	the compensation of the external auditor.

2.	The Committee shall be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting. This responsibility shall include:

a.	reviewing the audit plan with management and the external auditor;

b.	reviewing with management and the external auditor any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimates and judgements of management that may be material to financial reporting;

c.	questioning management and the external auditor regarding significant financial reporting issues discussed during the fiscal period and the method of resolution;

d.	reviewing any problems experienced by the external auditor in performing the audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management;

e.	reviewing audited annual financial statements, in conjunction with the report of the external auditor, and obtaining an explanation from management of all significant variances between comparative reporting periods;

f.	reviewing the post-audit or management letter, containing the recommendations of the external auditor, and management’s response and subsequent follow up to any identified weakness;

g.	reviewing interim unaudited financial statements before release to the public;

h.	reviewing all public disclosure documents containing audited or unaudited financial information before release, including any prospectus, the annual report, and management’s discussion and analysis;

i.	reviewing the evaluation of internal controls by the external auditor, together with management’s response;

j.	reviewing the terms of reference of the internal auditor, if any;

k.	reviewing the reports issued by the internal auditor, if any, and management’s response and subsequent follow up to any identified weaknesses; and

l.	reviewing the appointments of the chief financial officer and any key financial executives involved in the financial reporting process, as applicable.

3.	The Committee shall pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by the issuer’s external auditor.

4.	The Committee shall review the Corporation’s financial statements, MD&A, and annual and interim earnings press releases before the Corporation publicly discloses this information.

5.	The Committee shall ensure that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, and shall periodically assess the adequacy of those procedures.

6.	When there is to be a change of auditor, the Committee shall review all issues related to the change, including the information to be included in the notice of change of auditor called for under National Instrument 51-102, and the planned steps for an orderly transition.

7.	The Committee shall review all reportable events, including disagreements, unresolved issues and consultations, as defined in National Instrument 51-102, on a routine basis, whether or not there is to be a change of auditor.

8.	The Committee shall, as applicable, establish procedures for:

a.	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

b.	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

9.	As applicable, the Committee shall establish, periodically review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the issuer, as applicable.

10.	The responsibilities outlined in this Charter are not intended to be exhaustive. Members should consider any additional areas which may require oversight when discharging their responsibilities.

2.4	De Minimus Non-Audit Services

The Committee shall satisfy the pre-approval requirement in subsection 2.3(3) if:

a.	the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the Corporation and its subsidiary entities to the corporation’s external auditor during the financial year in which the services are provided;

b.	the Corporation or the subsidiary of the Corporation, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and

c.	the services are promptly brought to the attention of the Committee and approved by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee, prior to the completion of the audit.

2.5	Delegation of Pre-Approval Function

1.	The Committee may delegate to one or more independent Members the authority to pre-approve non-audit services in satisfaction of the requirement in subsection 2.3(3).

2.	The pre-approval of non-audit services by any Member to whom authority has been delegated pursuant to subsection 2.5(1) must be presented to the Committee at its first scheduled meeting following such pre-approval.

PART 3

3.1	Composition

1.	The Committee shall be composed of a minimum of three Members.

2.	Every Member shall be a director of the issuer.

3.	The majority of Members shall not be employees, Control Persons or officers of the Corporation.

4.	If practicable, given the composition of the directors of the Corporation, each audit committee member shall be financially literate.

PART 4

4.1	Authority

The Committee shall have the authority to:

a.	engage independent counsel and other advisors as it determines necessary to carry out its duties;

b.	set and pay the compensation for any advisors employed by the Committee;

c.	communicate directly with the internal and external auditors; and

d.	recommend the amendment or approval of audited and interim financial statements to the board of directors.

PART 5

5.1	Disclosure in Information Circular

If management of the Corporation solicits proxies from the security holders of the Corporation for the purpose of electing directors to the board of directors, the Corporation shall include in its management information circular the disclosure required by Form 52-110F2 (Disclosure by Venture Issuers).

PART 6

6.1	Meetings

1.	Meetings of the Committee shall be scheduled to take place at regular intervals and, in any event, not less frequently than quarterly.

2.	Opportunities shall be afforded periodically to the external auditor, the internal auditor and to members of senior management to meet separately with the Members.

3.	Minutes shall be kept of all meetings of the Committee

SCHEDULE “B”

TO THE MANAGEMENT INFORMATION CIRCULAR
OF SANGOMA TECHNOLOGIES CORPORATION

AMENDED AS OF DECEMBER ~~19, 2019~~17, 2020

STOCK OPTION PLAN

1.	INTERPRETATION:

For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Board” means the board of directors of the Company;

(b)	“Company” means Sangoma Technologies Corporation;

(c)	“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Company or any Subsidiary has a contract for management or consulting services;

(d)	“Eligible Person” means, subject to all applicable laws, any bona fide=employee, officer, director or Consultant of the Company or any Subsidiary or any registered retirement savings plan or any personal holding corporation controlled by an employee, officer, director or consultant of the Company or any Subsidiary ~~but shall exclude David Mandelstam, Yves Laliberté, Al Guarino and Allan Brett (the current non-management or external directors of the Company) from any future grant of Options under the Plan~~ ;

(e)	“Insider” means:

(i)	an insider as defined under subsection 1(1) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary, and

(ii)	an associate, as defined under subsection 1(1) of the Securities Act (Ontario), of any person who is an insider by virtue of clause 1(f)(e) above;

(f)	“Option” means an option to purchase Shares granted to an Eligible Person pursuant to the terms of the Plan;

(g)	“Participant” means Eligible Persons to whom Options have been granted;

(h)	“Plan” means this stock option plan of the Company;

(i)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise;

(j)	“Shares” means the common shares of the Company;

(k)	“Subsidiary” means any company that is a subsidiary of the Company as defined under subsection 1(4) of the Securities Act (Ontario); and

(l)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

This Plan and all matter which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

2.	PURPOSE:

The purpose of this Plan is to encourage ownership of the Shares by Eligible Persons, who are primarily responsible for the management and profitable growth of its business and to advance the interests of the Company by providing additional incentive for superior performance by Eligible Persons and to enable the Company and its Subsidiaries to attract and retain valued directors, officers, employees and Consultants.

3.	ADMINISTRATION:

The Plan shall be administered by the Board. Subject to the limitations of the Plan, the Board shall have the authority:

(a)	to grant Options to Eligible Persons;

(b)	to determine the terms, limitations, restrictions and conditions respecting such grants;

(c)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable, and

(d)	to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable.

The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Company and all other persons.

4.	SHARES SUBJECT TO THE PLAN:

The maximum number of Shares which may be reserved and set aside for issue under this Plan shall be 10% of the outstanding Shares on the date of the grant. If any Option is terminated, cancelled, exercised, surrendered for cancellation by a Participant or has expired without being fully exercised, any Shares which have been reserved to be issued upon the exercise of such Option shall become available to be issued upon the exercise of Options subsequently granted under the Plan, provided that such termination or cancellation or surrender of Options shall be conducted in accordance with the policies of the TSX Venture Exchange or other stock exchange upon which the Shares are listed or other published market upon which the Shares are quoted or traded. The maximum number of Shares which may be reserved for issuance to any one person within a one-year period under the Plan shall be 5% of the Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Shares reserved for issuance to such person under any other share compensation arrangement.

No fractional Shares shall be issued, and the Board may determine the manner in which fractional share value shall be treated.

5.	PARTICIPATION:

Options shall be granted under the Plan only to Eligible Persons designated from time to time by the Board and shall be subject to the approval of such regulatory authorities as may have jurisdiction.

6.	LIMITS WITH RESPECT TO INSIDERS:

(a)	The maximum number of Shares which may be reserved for issuance to Insiders as a group under the Plan shall be 10% of the Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Shares reserved for issuance to Insiders as a group under any other Share Compensation Arrangement.

(b)	The maximum number of Options which may be issued to Insiders under the Plan within a one year period shall be 10% of the Shares outstanding at the time of the grant (on a non-diluted basis), excluding Options issued under the Plan or any other Share Compensation Arrangement over the preceding one year period. The maximum number of Options which may be issued to any one Insider under the Plan within a one year period shall be 5% of the Shares outstanding at the time of the grant (on a non-diluted basis), excluding Options issued to such Insider under the Plan or any other Share Compensation Arrangement over the preceding one year period

(c)	The maximum number of Options which may be issued to a Consultant under the Plan within a one-year period shall be 2% of the Shares outstanding at the time of grant (on a non-diluted basis) excluding Options issued under the Plan or any other Share Compensation Arrangement over the preceding one year period. The maximum aggregate number of Options issued to an employee of the Company or any Subsidiary that conducts investor relation activities under the Plan within a one-year period shall be 2% of the Shares outstanding at the time of grant (on a non-diluted basis) excluding Options issued under the Plan or any other Share Compensation Arrangement under the preceding one year period.

(d)	Any entitlement to acquire Options granted pursuant to the Plan or any other Share Compensation Arrangement prior to the grantee becoming an Insider shall be excluded for the purposes of the limits set out in subparagraphs (a) and (b) of this section 6.

7.	TERMS AND CONDITIONS OF OPTIONS

The terms and conditions of each Option shall include the following, as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Board including those contained in any Option agreement entered into between the Company and a Participant:

(a)	Option Price: The option price of any Shares in respect of which an Option may be granted shall be fixed by the Board but shall be not less than the market price of the Shares at the time the Option is granted. For the purpose of this subparagraph 7(a), “market price” shall be deemed to be the closing price as reported by The TSX Venture Exchange or other stock exchange upon which the Shares are listed or other published market upon which the Shares are quoted or traded, on the day immediately preceding the day upon which the Option is granted, or if not so traded, the average between the closing bid and ask prices thereof as reported for the day immediately preceding the day upon which the Option is granted. In the resolution allocating any Option, the Board may determine that (i) the date of grant of the Option shall be a future date determined in the manner specified in such resolution, in which case, for the purpose of this subparagraph 7(a), “market price” shall be deemed to be the weighted average trading price of the Shares as reported for the five (5) trading days preceding the date of the grant, and (ii) the date or dates of the vesting of the Option shall be a future date or dates determined in the manner specified in such resolution. The Board may also determine that the option price per share may escalate at a specified rate dependent upon the date on which any Option may be exercised by the Participant. Any reduction in the exercise price of an Option held by an insider of the Company will require disinterested approval of holders of Shares in accordance with the requirements of the TSX Venture Exchange.

(b)	Payment: The full purchase price of Shares purchased under an Option shall be paid in cash or certified funds upon the exercise thereof, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable. A holder of an Option shall have none of the rights of a shareholder until the Shares are issued to him.

(c)	Term of Option: Options may be granted under this Plan exercisable over a period not exceeding five (5) years. Each Option shall be subject to earlier termination as provided in subparagraph 7(e).

(d)	Exercise of Option: Subject to the provisions contained in subparagraph 7(e), no Option may be exercised unless the Participant is then an Eligible Person. This Plan shall not confer upon the Participant any right with respect to continuation of employment by the Company or any Subsidiary. Absence on leave approved by an officer of the Company or of any Subsidiary authorized to give such approval shall not be considered an interruption of employment for any purpose of the Plan. Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the transfer agent of the Company at Toronto of written notice of exercise specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Shares then being purchased.

(e)	Termination of Options: Any Option granted pursuant hereto, to the extent not validly exercised, will terminate on the earlier of the following dates:

(i)	the date of expiration specified in the Option agreement or in the resolution of the Board granting such Option, as the case may be, being not more than five (5) years after the date upon which the Option was granted;

(ii)	ninety (90) days after the Participant ceases to be an Eligible Person, other than by reason of retirement, permanent disability or death. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant;

(iii)	one hundred and eighty (180) days after the date of the death of the Participant during which period the Option may be exercised by the Participant’s legal representative or the person or persons to whom the deceased Participant’s rights under the Option shall pass by will or the applicable laws of descent and distribution, and only to the extent the Participant would have been entitled to exercise the Option on the date of death; and

(iv)	(iv) ninety (90) days after termination of the Participant’s employment by reason of permanent disability or retirement under any retirement plan of the Company or any Subsidiary, during which ninety (90) day period the Participant may exercise the Option to the extent he was entitled to exercise it at the time of such termination, provided that if the Participant shall die within such ninety (90) day period, then such right shall be extended to ninety (90) days following the date of death of the Participant and shall be exercisable only by the persons described in clause 7(e)(iii) hereof and only to the extent therein set forth.

(f)	Nontransferability of Stock Option: No Option shall be transferable or assignable by the Participant other than by will or the laws of descent and distribution and such Option shall be exercisable during his lifetime only by the Participant.

(g)	Applicable Laws or Regulations: The Plan, the grant and exercise of Options hereunder and the Company’s obligation to sell and deliver Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange on which the Shares are listed for trading and other published markets upon which the shares are quoted or traded and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obligated by any provision of the Plan any option agreement entered into between the Company and a participant or the granting of any Option hereunder to issue or sell Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or the Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Shares hereunder in violation of this provision shall be void. In addition, the Company shall have no obligation to issue any Shares pursuant to the Plan unless such Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Shares are listed for trading. Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

8.	ADJUSTMENTS IN SHARES SUBJECT TO THE PLAN:

(a)	Subdivisions and Redivisions: In the event of any subdivision or redivision or subdivisions or redivisions of the Shares at any time while any Option is outstanding into a greater number of Shares, the Company shall thereafter deliver at the time of exercise of any Option, in lieu of the number of Shares in respect of which such Option is then being exercised, such greater number of Shares as would result from said subdivision or redivision or subdivisions or redivisions had such Option been exercised before such subdivision or redivision or subdivisions or redivisions without the Participant making any additional payment or giving any other consideration therefor.

(b)	Consolidations: In the event of any consolidation or consolidations of the Shares at any time while any Option is outstanding into a lesser number of Shares, the Company shall thereafter deliver, and the Participant shall accept, at the time of exercise of any Option, in lieu of the number of Shares in respect of which such Option is then being exercised, such lesser number of Shares as would result from such consolidation or consolidations had such Option been exercised before such consolidation or consolidations.

(c)	Reclassifications/Changes: In the event of any reclassification or change or reclassifications or changes of the Shares at any time while any Option is outstanding, the Company shall thereafter deliver at the time of exercise of any Option hereunder the number of securities of the Company of the appropriate class or classes resulting from said reclassification or change or reclassifications or changes as the Participant would have been entitled to receive in respect of the number of Shares in respect of which such Option is then being exercised had such Option been exercised before such reclassification or change or reclassifications or changes.

(d)	Other Capital Reorganizations: In the event of any capital reorganization of the Company at any time while any Option is outstanding, not otherwise covered in this section 8 or a consolidation, amalgamation or merger with or into any other entity or the sale of the properties and assets as or substantially as an entirety to any other entity, the Participant if he has not exercised his Option prior to the effective date of such reorganization, consolidation, amalgamation, merger or sale, upon the exercise of such Option thereafter, shall be entitled to receive and shall accept in lieu of the number of Shares then subscribed for by him but for the same aggregate consideration payable therefor, the number of other securities or property or of the entity resulting from such merger, amalgamation or consolidation or to which such sale may be made, as the case may be, that the Participant would have been entitled to receive on such capital reorganization, consolidation, amalgamation, merger or sale if, on the record date or the effective date thereof, he had been the registered holder of the number of Shares so subscribed for.

(e)	If the Company at any time while any Option is outstanding shall pay any stock dividend or stock dividends upon the Shares, the Company will thereafter deliver at the time of exercise of any Option in addition to the number of Shares in respect of which such Option is then being exercised, such additional number of securities of the appropriate class as would have been payable on the Shares so purchased if such Shares had been outstanding on the record date for the payment of such stock dividend or dividends.

(f)	The Company shall not be obligated to issue fractional Shares in satisfaction of its obligations under the Plan or any Option and the Participant will not be entitled to receive any form of compensation in lieu thereof.

(g)	If at any time the Company grants to its shareholders the right to subscribe for and purchase pro rata additional securities or of any other corporation or entity, there shall be no adjustments made to the number of Shares or other securities subject to the Options in consequence thereof and the Options shall remain unaffected.

(h)	The adjustment in the number of Shares issuable pursuant to Options provided for in this section 8 shall be cumulative.

(i)	On the happening of each and every of the foregoing events, the applicable provisions of the Plan and each of them shall, ipso facto, be deemed to be amended accordingly and the Board shall take all necessary action so as to make all necessary adjustments in the number and kind of securities subject to any outstanding Options (and the Plan) and the exercise price thereof.

9.	AMENDMENT AND TERMINATION OF PLAN AND OPTIONS:

Subject in all cases to the approval of all stock exchanges and regulatory authorities having jurisdiction over the affairs of the Company, the Board may from time to time amend or revise the terms of the Plan (or any Option granted thereunder) or may terminate the Plan (or any Option granted thereunder) at any time provided however that no such action shall, without the consent of the Participant, in any manner adversely affect a Participant’s rights under any Option theretofore granted under the Plan.

10.	EFFECTIVE DATE AND DURATION OF PLAN:

The Plan becomes effective on the date of its approval by the shareholders of the Company (the “Shareholders”) and Options may be granted immediately thereafter. The Plan shall remain in full force and effect until such time as the Board shall terminate the Plan, and for so long thereafter as Options remain outstanding in favour of any Participant.

11.	APPROVAL OF PLAN:

The establishment of the Plan shall be subject to approval of the Shareholders provided that all Options granted subsequent to such approval of the Shareholders shall not require approval by the Shareholders unless such approval is required by the regulatory authorities, stock exchanges or other published markets upon which the Shares are quoted or listed having jurisdiction over the affairs of the Company. Further, in accordance with the policies of the TSX Venture Exchange, the Plan must be approved by Shareholders annually at the Company’s annual general meeting.